Exhibit 99


For Release:  November 16, 2006, 9 a.m. ET


Nick Cyprus Named GM Controller, Chief Accounting Officer

DETROIT - Nick S. Cyprus, a longtime controller and senior accounting officer with broad corporate experience, has been appointed controller and chief accounting officer for General Motors Corp.

Vice Chairman and Chief Financial Officer Fritz Henderson announced the appointment today, effective Dec. 1, consistent with the restructuring of GM's Corporate Controller's Office announced last spring.

Cyprus, 53, joins GM from The Interpublic Group of Companies Inc. in New York, where he was senior vice president, controller and chief accounting officer for the past two years. He previously was vice president, controller and chief accounting officer from 1999 to 2004 at AT&T Corp., where he had held several positions over 22 years. Cyprus also is a certified public accountant.

"Nick brings to GM an impeccable reputation built over nearly three decades of corporate accounting experience with significant expertise in external reporting and disclosure," Henderson said. "We are pleased to welcome him to GM as we work to ensure that we have the strongest possible financial team in place."

At Interpublic Group, Cyprus developed a world-class controllers organization, led the company's compliance with the Sarbanes-Oxley legislation, and oversaw its financial control processes worldwide.

Cyprus replaces Controller Paul W. Schmidt, who will retire effective Feb. 1, and Peter Bible, former chief accounting officer, who resigned in June. GM announced in May that it planned to restructure the Corporate Controller's office and combine the two positions. Cyprus will report to Henderson.

Before he joined AT&T in 1982, Cyprus worked as a senior financial analyst for Amerada Hess Corp. in New York, as a senior corporate internal auditor for Suburban Propane in New Jersey, and as a staff auditor for PricewaterhouseCoopers in New York. He holds an MBA from New York University's Stern School of Business, and a bachelor of science degree in accounting from Fairleigh Dickinson University in New Jersey.

Cyprus is a member of the Financial Executives International's Committee on Corporate Reporting. He was recognized by the New Jersey State Society of Certified Public Accountants as the Outstanding Business Leaders of the Year in 1999 and by the Institute of Management Accountants as the Financial Executive of the Year in 2000.

General Motors Corp. (NYSE: GM), the world's largest automaker, has been the global industry sales leader for 75 years. Founded in 1908, GM today employs about 318,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 33 countries. More information on GM can be found at www.gm.com.

                                       ###


 Contact:

 Renee Rashid-Merem
 GM Financial Communications
 313-665-3128 (office)
 586-899-0971 (mobile)
 renee.rashid-merem@gm.com